Exhibit 99.1

Mercantile Bank Corporation Announces
New $20.0 Million Stock Repurchase Program

GRAND RAPIDS, Mich., January 30, 2015 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") announced today that its Board of Directors has authorized a new stock repurchase program of up to $20.0 million of the company's outstanding common stock.

"With the successful integration of the Mercantile/Firstbank merger behind us, we continue to execute our growth strategy, both organically and possibly through strategic acquisitions,” said President and Chief Executive Officer Michael Price. “We believe the adoption of this stock repurchase program provides us with an additional tool with which to enhance shareholder value. We plan to implement the program at such time and price as repurchases are considered beneficial to the company and our shareholders."

The shares may be repurchased from time to time in open market transactions at prevailing market prices or by other means in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, including the market price of Mercantile’s stock, general market and economic conditions, Mercantile’s capital position, financial performance and alternative uses of capital, and applicable legal requirements. The program may be discontinued at any time.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 53 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; ability to compete in the highly competitive banking and financial services industry; impact of technological advances; governmental and regulatory policy changes; outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
President & Chief Executive Officer	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Samuel Stone
Executive Vice President of
Corporate Finance and Strategic Planning
616-233-2342
sstone@mercbank.com